Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
January 17, 2014

SunTrust Reports Fourth Quarter 2013 Results
Quarter Marked by Increased Earnings, Broad-Based Loan Growth, and Improved Revenue

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders of $413 million, or $0.77 per average common diluted share, for the fourth quarter of 2013. This compares to reported earnings per average common diluted share of $0.33 in the prior quarter, which was negatively impacted by $0.33 per share due to the impact of certain legacy mortgage matters. Earnings per share increased 18% from $0.65 for the fourth quarter of last year.

For 2013, SunTrust earned $2.41 per common diluted share, compared to $3.59 per common diluted share in 2012. However, 2012 earnings were positively impacted by $1.40 per share related to actions undertaken by the Company to improve its risk profile and further strengthen its balance sheet. Excluding the $1.40 per share in 2012 and the aforementioned $0.33 per share in 2013, earnings per average common diluted share increased from $2.19 in 2012 to $2.74 in 2013, or 25%.

"Broad-based loan growth, increased revenue, and further credit quality improvement led to core earnings expansion over the prior quarter," said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc. "We closed the year with 25% core annual earnings growth and substantial efficiency ratio improvement. Our focus in 2014 will remain on meeting more of our clients' needs, driving profitable growth, and further improving the efficiency of the Company."

Fourth Quarter 2013 Financial Highlights
Income Statement

•
Net income available to common shareholders was $413 million, or $0.77 per average common diluted share compared to $0.66 in the prior quarter, excluding the aforementioned $0.33 per share impact. Current quarter earnings benefited from a 22% effective tax rate.

•	Total revenue increased $141 million, or 7%, compared to the prior quarter.

◦	Net interest income increased 1% relative to the previous quarter as average performing loans grew 3% and net interest margin increased one basis point to 3.20%.

◦	Noninterest income increased compared to the prior quarter driven, in part, by higher mortgage servicing and trading income.

•
Noninterest expense decreased $366 million sequentially due to the expenses associated with certain legacy mortgage matters in the prior quarter. Excluding the impact of the $323 million in operating losses related to the legacy mortgage and other legal related matters and the $96 million increase in the mortgage servicing advance reserve incurred in the third quarter, noninterest expense increased $53 million sequentially, primarily due to higher employee compensation and benefits expense as a result of reduced incentive compensation in the third quarter, and increased operating losses.
Balance Sheet

•
Average performing loans increased $3.1 billion sequentially with growth across nearly all loan portfolios. Average performing loans increased $4.7 billion compared to the fourth quarter of 2012 due to growth in C&I and commercial real estate loans.

•	Average client deposits increased $0.8 billion sequentially and decreased $0.4 billion from the fourth quarter of 2012, with the favorable mix shift toward lower-cost deposits continuing.
Capital

•	Estimated capital ratios continued to be well above regulatory requirements. The Tier 1 common equity ratio was an estimated 9.80%.

•
In conjunction with its capital plans announced in the first quarter of 2013, the Company repurchased an additional $50 million of its common shares during the fourth quarter and paid a quarterly common stock dividend of $0.10 per share.

Asset Quality

•
The risk profile of the balance sheet continued to improve. Nonperforming loans decreased 6% during the quarter and were 0.76% of total loans at December 31, 2013, compared to 0.83% at September 30, 2013 and 1.27% at December 31, 2012.

•	Annualized net charge-offs decreased to 0.40% of average loans compared to 0.47% and 1.30% in the prior quarter and the fourth quarter of 2012, respectively.

•	Current quarter nonperforming loans and net charge-offs were at their lowest levels in more than six years.

•
Due to loan growth in the current quarter, the provision for credit losses increased 6% compared to the prior quarter, but declined 69% compared to the fourth quarter of 2012 due in part to overall improvement in asset quality.

Income Statement (presented on a fully taxable-equivalent basis)	4Q 2012	3Q 2013	4Q 2013
(Dollars in millions, except per share data)
Net income available to common shareholders	$350	$179	$413
Earnings per average common diluted share	0.65	0.33	0.77
Total revenue	2,291	1,920	2,061
Total revenue, excluding net securities gains/losses	2,290	1,920	2,060
Net interest income	1,276	1,240	1,247
Provision for credit losses	328	95	101
Noninterest income	1,015	680	814
Noninterest expense	1,510	1,743	1,377
Net interest margin	3.36%	3.19%	3.20%

Balance Sheet
(Dollars in billions)
Average loans	$121.6	$122.7	$125.6
Average consumer and commercial deposits	127.9	126.6	127.5

Capital
Tier 1 capital ratio(1)	11.13%	10.97%	10.80%
Tier 1 common equity ratio(1)	10.04%	9.94%	9.80%
Total average shareholders’ equity to total average assets	11.82%	12.24%	12.23%

Asset Quality
Net charge-offs to average loans (annualized)	1.30%	0.47%	0.40%
Allowance for loan losses to period end loans	1.80%	1.67%	1.60%
Nonperforming loans to total loans	1.27%	0.83%	0.76%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the date of this news release.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.1 billion for the current quarter, an increase of $141 million, or 7%, compared to the prior quarter. The increase was primarily driven by higher mortgage servicing and trading income, a decline in the impairment of certain lease financing assets, and a decline in the mortgage repurchase provision given the third quarter agency mortgage repurchase settlements. The increases in revenue were partially offset by lower core mortgage production income. Excluding the third quarter impact of the $63 million of incremental mortgage repurchase provision related to the agency mortgage repurchase settlements, total revenue increased sequentially by $78 million, or 4%. Compared to the fourth quarter of 2012, total revenue declined $230 million, or 10%, primarily driven by lower net interest income and mortgage production income.

Total revenue was $8.2 billion for 2013 and $10.6 billion for 2012. Revenue in 2012 included $2.0 billion of net securities gains primarily related to the Company's disposition of its remaining shares in The Coca-Cola Company.  Excluding net securities gains, total revenue decreased $432 million driven by lower net interest income and core mortgage-related revenues, partially offset by a significantly lower mortgage repurchase provision and an increase in investment banking and wealth management revenues.
Net Interest Income
Net interest income was $1.2 billion for the current quarter, an increase of $7 million from the prior quarter due to loan growth that was partially offset by a decline in loan yields. Net interest income decreased $29 million compared to the fourth quarter of 2012 primarily due to lower earning asset yields. The decline in earning asset yields was partially offset by higher average earning assets and lower interest expense driven by a favorable shift in deposit mix and an overall decline in deposit rates paid.
The net interest margin for the fourth quarter was 3.20%, an increase of one basis point from the prior quarter. The yield on earning assets was stable on a sequential quarter basis, as a four basis point decline in loan yields was offset by an 18 basis point increase in the yield on the securities available for sale portfolio. The yield on the securities portfolio increased primarily due to the rise in market interest rates impacting MBS prepayment speeds, resulting in slower premium amortization. Interest-bearing liability rates declined one basis point as a result of a modest decrease in deposit rates. The net interest margin in the fourth quarter of 2012 was 3.36%. The 16 basis point decrease in the net interest margin was primarily due to a 22 basis point decrease in earning asset yields, partially offset by a seven basis point reduction in interest-bearing liability rates, primarily related to a favorable shift in deposit mix.

For 2013, net interest income was $5.0 billion, a decrease of $245 million, or 5%, compared to 2012, and the net interest margin was 3.24% in 2013 compared to 3.40% in 2012. The primary drivers of the decrease in net interest income and net interest margin were the continued low interest rate environment, the foregone dividend income related to the third quarter of 2012 sale of the Company's remaining shares in The Coca-Cola Company, and a decline in commercial loan-related swap income, partially offset by earning asset growth and a favorable shift in the mix of funding sources.
Noninterest Income
Total noninterest income was $814 million for the current quarter compared to $680 million for the prior quarter and $1.0 billion for the fourth quarter of 2012. Compared to the prior quarter, the $134 million increase was primarily due to an increase in trading and mortgage servicing income, the $63 million provision associated with the third quarter agency mortgage repurchase settlements, and a reduction in lease financing asset impairments, partially offset by a decline in core mortgage production income. Compared to the fourth quarter of 2012, the $201 million decrease was primarily due to reductions in mortgage production income, partially offset by lower valuation losses on the Company's fair value debt and losses on the sale of Ginnie Mae loans in the fourth quarter of 2012.
Mortgage production income for the current quarter was $31 million compared to a loss of $10 million for the prior quarter and income of $241 million for the fourth quarter of 2012. The $41 million sequential quarter increase was driven by the $63 million provision associated with the third quarter agency mortgage repurchase settlements, partially offset by declines in applications and closed loan production volume. Compared to the fourth quarter of 2012, mortgage production income decreased $210 million due to both a decline in production volume and gain on sale margins. Closed loan production volume declined 51% compared to both the prior quarter and fourth quarter of 2012. The mortgage repurchase provision was $12 million for the fourth quarter and the mortgage repurchase reserve was $78 million as of December 31, 2013.
Mortgage servicing income was $38 million in the current quarter compared to $11 million in the prior quarter and $45 million in the fourth quarter of 2012. The $27 million sequential quarter increase was largely due to a slower pace of loan prepayments. The $7 million decrease compared to the fourth quarter of 2012 was primarily due to lower net hedge performance partially offset by the slower pace of loan prepayments. At December 31, 2013, the servicing portfolio was $137 billion compared to $145 billion at December 31, 2012.
Investment banking income was $96 million for the current quarter compared to $99 million in the prior quarter and $112 million in the fourth quarter of 2012. The decrease compared to both periods was driven by a decline in fixed income origination revenue, partially offset by growth in M&A advisory and equity offering fees.
Trading income was $57 million for the current quarter compared to $33 million for the prior quarter and $65 million for the fourth quarter of 2012. The $24 million sequential quarter increase was due to a $14 million mark-to-market improvement and an increase in client-related trading revenues. The $8 million decrease in trading income compared to the fourth quarter of 2012 was driven by a $25 million trading-related litigation reserve release that was recognized in the fourth quarter of 2012, partially offset by a $28 million mark-to-market improvement. Client-related trading revenues were generally stable compared to the fourth quarter of 2012.
Other noninterest income was $55 million for the current quarter compared to $10 million for the prior quarter and $18 million for the fourth quarter of 2012. The $45 million sequential quarter increase was primarily driven by the $37 million impairment of lease financing assets in the prior quarter. The $37 million increase from the fourth quarter of 2012 was primarily due to $25 million of net losses related to the sale of Ginnie Mae loans in the fourth quarter of 2012.

For 2013, noninterest income was $3.2 billion compared to $5.4 billion in 2012, which included $2.0 billion of net securities gains.  Excluding the $2 million and $2.0 billion of net securities gains in 2013 and 2012, respectively, noninterest income decreased $187 million compared to 2012. The decline was primarily due to lower core mortgage-related revenues, resulting from declines in production volume, gain on sale margins, and mortgage servicing income. The declines in core mortgage-related revenues were offset by a lower mortgage repurchase provision, higher investment banking and wealth management revenue, as well as a reduction in mark-to-market valuation losses on the Company's fair value debt and losses from the sale of government guaranteed loans in 2012.
Noninterest Expense
Noninterest expense was $1.4 billion for the current quarter compared to $1.7 billion for the prior quarter and $1.5 billion for the fourth quarter of 2012. The sequential quarter decrease of $366 million was due to the recognition of specific legacy mortgage and other legal related matters in the prior quarter, and was partially offset by higher employee compensation and benefits expenses and operating losses. The $133 million, or 9%, decrease compared to the fourth quarter of 2012 was a result of declines in almost all noninterest expense categories due to improved expense management and declines in cyclical costs.
Employee compensation and benefits expense was $723 million in the current quarter compared to $682 million in the prior quarter and $738 million in the fourth quarter of 2012. The sequential quarter increase of $41 million was primarily the result of the $37 million incentive compensation reduction that occurred in the third quarter. The $15 million decrease from the fourth quarter of 2012 was primarily due to lower incentive compensation and employee benefit costs.
Operating losses were $42 million in the current quarter compared to $350 million in the prior quarter and $77 million in the fourth quarter of 2012. The decrease compared to the prior quarter was due to $323 million in legacy mortgage and other legal related matters that were recognized in the prior quarter. Excluding these specific matters, operating losses increased $15 million as a result of certain regulatory and legal expenses incurred during the current quarter. The decrease from the fourth quarter of 2012 was primarily due to the Company’s recognition of its portion of the Consent Order related to the Independent Foreclosure Review, which was entered into in the fourth quarter of 2012.
Marketing and customer development expense was $40 million in the current quarter, $34 million in the prior quarter, and $50 million in the fourth quarter of 2012. The $6 million increase compared to the prior quarter was due to seasonally higher expenses during the current quarter, and the $10 million decrease compared to the fourth quarter of 2012 was due to reduced advertising in the current quarter. Compared to the prior quarter, FDIC insurance and regulatory expense was relatively flat, and compared to the fourth quarter of 2012, it decreased $13 million due to a decrease in the Company's FDIC insurance assessment rate, reflecting the Company's reduced risk profile.
Other noninterest expense was $203 million in the current quarter compared to $305 million in the prior quarter and $261 million in the fourth quarter of 2012. The $102 million sequential decrease was primarily driven by higher collections expenses in the prior quarter related to the increase in the mortgage servicing advance reserve. The $58 million decrease from the fourth quarter of 2012 was primarily driven by declines in other real estate, consulting, and collections expenses due to declines in cyclical costs and the resolution of certain legacy mortgage items.
For 2013, noninterest expense was $5.9 billion compared to $6.3 billion in 2012. The $443 million, or 7%, decrease was driven by declines across most expense categories due to improved expense management, lower personnel expenses given the decline in full-time equivalent employees and reductions in certain cyclical costs and legal and consulting expenses. The decrease was partially offset by the $323 million in operating losses recognized in the third quarter of 2013 in connection with certain legacy mortgage and other legal related matters; operating losses increased compared to 2012 by $226 million, but excluding the $323 million, operating losses would have declined $97 million compared to 2012. Excluding the $323 million and $96 million related to the increase in the mortgage servicing advance reserve in 2013 and the $38 million related to the charitable contribution of The Coca-Cola Company shares and $96 million related to the impairment of Affordable Housing investments in 2012, noninterest expense declined 12% year-over-year.
Income Taxes
For the current quarter, the Company recorded an income tax provision of $122 million compared to an income tax benefit of $146 million for the prior quarter and an income tax provision of $62 million in the fourth quarter of 2012. The tax benefit in the prior quarter was due to the impacts of the October 10, 2013 8-K items. The effective tax rate was 22% in the fourth quarter of 2013 compared to 15% in the fourth quarter of 2012.   The fourth quarter 2012 and 2013 effective tax rates were favorably impacted by audit settlements, statute expirations and/or changes in tax rates. The increase in the effective tax rate from the fourth quarter of 2012 was primarily due to higher pre-tax earnings.
Balance Sheet
At December 31, 2013, the Company had total assets of $175 billion and shareholders’ equity of $21 billion, representing 12% of total assets. Book value and tangible book value per common share increased compared to September 30, 2013, and were $38.61 and $27.01, respectively. The increase was due to the decline in common shares as a result of the common share repurchases during the quarter and an increase in equity primarily due to net income.

Loans
Average performing loans were $124.7 billion for the current quarter, an increase of $3.1 billion, or 3%, from the prior quarter driven by growth in almost all loan categories, most notably a $1.5 billion, or 3%, increase in C&I loans, a $634 million, or 3%, increase in nonguaranteed residential mortgage loans, and a $456 million, or 10%, increase in commercial real estate loans. Average performing loans increased $4.7 billion, or 4%, compared to the fourth quarter of 2012. The increase was due to C&I, nonguaranteed residential mortgage, and commercial real estate loans, which increased 7%, 4%, and 20%, respectively. Partially offsetting the year-over-year increase was a decrease in guaranteed residential mortgage loans of $1.1 billion, or 25%, and guaranteed student loans of $261 million, or 5%, both primarily due to targeted loan sales in the fourth quarter of 2012 and the first quarter of 2013.
Deposits
Average client deposits for the current quarter were $127.5 billion compared to $126.6 billion in the prior quarter and $127.9 billion in the fourth quarter of 2012. Average deposits increased $842 million during the current quarter due to a $1.1 billion, or 4%, increase in NOW balances and a $497 million, or 1%, increase in noninterest bearing deposits, which was partially offset by declines in time deposits. The $447 million decrease compared to the fourth quarter of 2012 was driven by a decrease of $2.0 billion, or 13%, in time deposits, partially offset by $1.5 billion, or 1%, of growth in lower-cost deposits.
Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Tier 1 capital and Tier 1 common ratios at an estimated 10.80% and 9.80%, respectively, at December 31, 2013. The capital ratios decreased slightly from the fourth quarter of 2012 and the prior quarter due to loan growth offsetting an increase in retained earnings. Changes in the capital ratios from the prior year were also impacted by the Company’s refinement to the risk weighting of certain unused lending commitments in the third quarter of 2013. The ratios of total average equity to total average assets and tangible equity to tangible assets were 12.23% and 9.00%, respectively, at December 31, 2013, both stable to the prior quarter and higher than the fourth quarter of 2012. The Company continues to have substantial available liquidity provided in the form of its client deposit base, cash, its portfolio of high-quality government-backed securities, and other available funding sources.
During the current quarter, the Company declared a common stock dividend of $0.10 per common share, consistent with the prior quarter and up $0.05 per share from the fourth quarter of 2012. Additionally, during the current quarter, the Company repurchased $50 million of common stock, bringing the total repurchased in 2013 to $150 million with plans to repurchase up to an additional $50 million of common stock during the first quarter of 2014, pursuant to the Company's 2013 capital plan.
Asset Quality
Asset quality continued to improve, including further decreases in nonperforming loans and nonperforming assets, both of which reached their lowest levels since the second quarter of 2007. Nonperforming loans totaled $971 million at December 31, 2013, a decrease of $66 million, or 6%, relative to the prior quarter, led by declines in C&I, residential mortgage, and construction loans. Compared to a year ago, nonperforming loans decreased $576 million, or 37%, with reductions across all loan categories, most significantly in residential mortgage and home equity loans. At December 31, 2013, the percentage of nonperforming loans to total loans was 0.76%, a decrease from 0.83% and 1.27% at the end of the prior quarter and fourth quarter of 2012, respectively. Other real estate owned totaled $170 million at the end of the current quarter, a decrease of 13% from the prior quarter and a decrease of 36% from a year ago.
Net charge-offs were $128 million during the current quarter compared to $146 million for the prior quarter and $398 million for the fourth quarter of 2012. The decrease in net charge-offs from the prior quarter and fourth quarter of 2012 was primarily driven by lower commercial and residential loan charge-offs. The decline from the prior year was further driven by $118 million in charge-offs recognized in the fourth quarter of 2012 related to sales of nonperforming residential mortgage and commercial real estate loans, as well as the reclassification of certain loans that were discharged in Chapter 7 bankruptcy to nonperforming status.
The ratio of annualized net charge-offs to total average loans was 0.40% for the current quarter, 0.47% for the prior quarter, and 1.30% for the fourth quarter of 2012. The prior year ratio was affected by the aforementioned nonperforming loan sales and Chapter 7 bankruptcy loan reclassification. The net charge-off ratio in the current quarter was at the lowest level since the third quarter of 2007. The provision for credit losses was $101 million, which increased $6 million from the prior quarter and decreased $227 million from the fourth quarter of 2012. The current quarter increase was driven by growth in the loan portfolio partially offset by improvements in asset quality, while the decrease from the prior year period was due to continued improvement in asset quality. For 2013, the provision for credit losses was $553 million, a decline of $842 million compared to 2012.
At December 31, 2013, the allowance for loan losses was $2.0 billion and represented 1.60% of total loans, a seven basis point decrease from September 30, 2013. The $27 million decrease in the allowance for loan losses during the current quarter was reflective of the continued improvement in asset quality, partially offset by loan growth.
Early stage delinquencies increased nine basis points from the prior quarter to 0.74% at December 31, 2013. The increase was primarily due to government-guaranteed student and mortgage loans. Excluding government-guaranteed loans, early stage delinquencies were 0.36%, essentially stable to the prior quarter.
Accruing restructured loans totaled $2.7 billion, and nonaccruing restructured loans totaled $0.4 billion at December 31, 2013. $2.9 billion of restructured loans related to residential loans, $0.1 billion were commercial loans, and $0.1 billion related to consumer loans.

BUSINESS SEGMENT FINANCIAL PERFORMANCE
Business Segment Results
The Company has included business segment financial tables as part of this release on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles ("GAAP"), certain matched-maturity funds transfer pricing credits and charges, differences in provision for credit losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-K.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-K. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on January 17, 2014, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 4Q13). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 4Q13). A replay of the call will be available approximately one hour after the call ends on January 17, 2014, and will remain available until February 17, 2014, by dialing 1-888-566-0398 (domestic) or 1-402-998-0588 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at www.suntrust.com/investorrelations. Beginning the afternoon of January 17, 2014, listeners may access an archived version of the webcast in the “Recent Earnings and Conference Presentations” subsection found on the investor relations webpage. This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.
Important Cautionary Statement About Forward-Looking Statements

This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This news release contains forward-looking statements. Statements regarding estimates of the after-tax financial impact of various legal and regulatory matters, potential future share repurchases, and future expected dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. The estimated financial impact of these legal and regulatory matters depends upon (1) the successful negotiation, execution, and delivery of definitive agreements in several matters, (2) the ultimate resolution of certain legal matters which are not yet complete, (3) management’s assumptions about the extent to which such amounts may be deducted for tax purposes, (4) the agreement of other necessary parties, and (5) our assumptions about the extent to which we can provide consumer relief to satisfy our financial obligations as contemplated by the agreements in principle with regulators. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended December 31%			Twelve Months Ended December 31%
	2013	2012	Change [4]	2013	2012	Change [4]
EARNINGS & DIVIDENDS
Net income	$426	$356	20%	$1,344	$1,958	(31)%
Net income available to common shareholders	413	350	18	1,297	1,931	(33)
Net income available to common shareholders excluding the impact of Form 8-K items from the third quarters of 2013 and 2012 [1]	413	350	18	1,476	1,178	25
Total revenue - FTE [1,2]	2,061	2,291	(10)	8,194	10,598	(23)
Total revenue - FTE excluding securities gains, net [1,2]	2,060	2,290	(10)	8,192	8,624	(5)
Net income per average common share
Diluted	0.77	0.65	18	2.41	3.59	(33)
Diluted, excluding the impact of Form 8-K items from the third quarters of 2013 and 2012 [1]	0.77	0.65	18	2.74	2.19	25
Basic	0.78	0.66	18	2.43	3.62	(33)
Dividends paid per common share	0.10	0.05	100	0.35	0.20	75
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$173,791	$174,510	—%	$172,497	$176,134	(2)%
Earning assets	154,664	151,225	2	153,728	153,479	—
Loans	125,649	121,587	3	122,657	122,893	—
Intangible assets including MSRs	7,658	7,278	5	7,535	7,322	3
MSRs	1,253	848	48	1,121	887	26
Consumer and commercial deposits	127,460	127,907	—	127,076	126,249	1
Brokered time and foreign deposits	2,010	2,266	(11)	2,065	2,255	(8)
Total shareholders’ equity	21,251	20,630	3	21,167	20,495	3
Preferred stock	725	334	NM	725	290	NM
As of
Total assets	175,335	173,442	1
Earning assets	156,978	151,223	4
Loans	127,877	121,470	5
Allowance for loan and lease losses	2,044	2,174	(6)
Consumer and commercial deposits	127,735	130,180	(2)
Brokered time deposits	2,024	2,136	(5)
Total shareholders’ equity	21,422	20,985	2
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.97%	0.81%	20%	0.78%	1.11%	(30)%
Return on average common shareholders’ equity	7.99	6.86	16	6.34	9.56	(34)
Return on average tangible common shareholders' equity [1]	11.61	10.04	16	9.25	14.02	(34)
Net interest margin [2]	3.20	3.36	(5)	3.24	3.40	(5)
Efficiency ratio [2]	66.82	65.93	1	71.75	59.67	20
Tangible efficiency ratio [1,2]	66.61	65.63	1	71.48	59.24	21
Effective tax rate	22.30	14.86	50	16.89	28.29	(40)
Tier 1 common equity [3]	9.80	10.04	(2)
Tier 1 capital [3]	10.80	11.13	(3)
Total capital [3]	12.80	13.48	(5)
Tier 1 leverage [3]	9.55	8.91	7
Total average shareholders’ equity to total average assets	12.23	11.82	3	12.27	11.64	5
Tangible equity to tangible assets [1]	9.00	8.82	2

Book value per common share	$38.61	$37.59	3
Tangible book value per common share [1]	27.01	25.98	4
Market price:
High	36.99	30.64	21	36.99	30.79	20
Low	31.97	25.30	26	26.93	18.07	49
Close	36.81	28.35	30
Market capitalization	19,734	15,279	29
Average common shares outstanding (000s)
Diluted	537,921	539,618	—	539,093	538,061	—
Basic	532,492	535,012	—	534,283	534,149	—
Full-time equivalent employees	26,281	26,778	(2)
Number of ATMs	2,243	2,923	(23)
Full service banking offices	1,497	1,616	(7)

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
EARNINGS & DIVIDENDS
Net income	$426	$189	$377	$352	$356
Net income available to common shareholders	413	179	365	340	350
Net income available to common shareholders excluding the impact of Form 8-K items from the third quarter of 2013 [1]	413	358	365	340	350
Total revenue - FTE [1,2]	2,061	1,920	2,100	2,114	2,291
Total revenue - FTE excluding securities gains, net [1,2]	2,060	1,920	2,100	2,112	2,290
Net income per average common share
Diluted	0.77	0.33	0.68	0.63	0.65
Diluted, excluding the impact of Form 8-K items from the third quarter of 2013 [1]	0.77	0.66	0.68	0.63	0.65
Basic	0.78	0.33	0.68	0.64	0.66
Dividends paid per common share	0.10	0.10	0.10	0.05	0.05
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$173,791	$171,838	$172,537	$171,808	$174,510
Earning assets	154,664	154,250	153,495	152,471	151,225
Loans	125,649	122,672	121,372	120,882	121,587
Intangible assets including MSRs	7,658	7,643	7,455	7,379	7,278
MSRs	1,253	1,232	1,039	957	848
Consumer and commercial deposits	127,460	126,618	126,579	127,655	127,907
Brokered time and foreign deposits	2,010	2,007	2,075	2,170	2,266
Total shareholders’ equity	21,251	21,027	21,272	21,117	20,630
Preferred stock	725	725	725	725	334
As of
Total assets	175,335	171,777	171,546	172,435	173,442
Earning assets	156,978	154,849	154,430	152,783	151,223
Loans	127,877	124,340	122,031	120,804	121,470
Allowance for loan and lease losses	2,044	2,071	2,125	2,152	2,174
Consumer and commercial deposits	127,735	126,861	125,588	127,735	130,180
Brokered time and foreign deposits	2,024	2,022	2,031	2,180	2,136
Total shareholders’ equity	21,422	21,070	21,007	21,194	20,985
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.97%	0.44%	0.88%	0.83%	0.81%
Return on average common shareholders’ equity	7.99	3.49	7.12	6.77	6.86
Return on average tangible common shareholders' equity [1]	11.61	5.10	10.35	9.88	10.04
Net interest margin [2]	3.20	3.19	3.25	3.33	3.36
Efficiency ratio [2]	66.82	90.77	66.56	64.46	65.93
Tangible efficiency ratio [1,2]	66.61	90.46	66.27	64.17	65.63
Effective tax rate [4]	22.30	NM	27.89	30.04	14.86
Tier 1 common equity [3]	9.80	9.94	10.19	10.13	10.04
Tier 1 capital [3]	10.80	10.97	11.24	11.20	11.13
Total capital [3]	12.80	13.04	13.43	13.45	13.48
Tier 1 leverage [3]	9.55	9.46	9.40	9.26	8.91
Total average shareholders’ equity to total average assets	12.23	12.24	12.33	12.29	11.82
Tangible equity to tangible assets [1]	9.00	8.98	8.95	9.00	8.82

Book value per common share	$38.61	$37.85	$37.65	$37.89	$37.59
Tangible book value per common share [1]	27.01	26.27	26.08	26.33	25.98
Market price:
High	36.99	36.29	32.84	29.98	30.64
Low	31.97	31.59	26.97	26.93	25.30
Close	36.81	32.42	31.57	28.81	28.35
Market capitalization	19,734	17,427	17,005	15,563	15,279
Average common shares outstanding (000s)
Diluted	537,921	538,850	539,763	539,862	539,618
Basic	532,492	533,829	535,172	535,680	535,012
Full-time equivalent employees	26,281	26,409	26,199	26,238	26,778
Number of ATMs	2,243	2,846	2,874	2,882	2,923
Full service banking offices	1,497	1,508	1,539	1,574	1,616

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.
4 "NM" - Not meaningful. Calculated rate was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Increase/(Decrease)		Twelve Months Ended		Increase/(Decrease)
	December 31				December 31
	2013	2012	Amount	% [3]	2013	2012	Amount	%
Interest income	$1,343	$1,396	($53)	(4)%	$5,388	$5,867	($479)	(8)%
Interest expense	130	150	(20)	(13)	535	765	(230)	(30)
NET INTEREST INCOME	1,213	1,246	(33)	(3)	4,853	5,102	(249)	(5)
Provision for credit losses	101	328	(227)	(69)	553	1,395	(842)	(60)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,112	918	194	21	4,300	3,707	593	16
NONINTEREST INCOME
Service charges on deposit accounts	165	173	(8)	(5)	657	676	(19)	(3)
Trust and investment management income	131	125	6	5	518	512	6	1
Retail investment services	69	60	9	15	267	241	26	11
Other charges and fees	92	97	(5)	(5)	369	402	(33)	(8)
Investment banking income	96	112	(16)	(14)	356	342	14	4
Trading income	57	65	(8)	(12)	182	211	(29)	(14)
Card fees [1]	79	78	1	1	310	316	(6)	(2)
Mortgage production related income	31	241	(210)	(87)	314	343	(29)	(8)
Mortgage servicing related income	38	45	(7)	(16)	87	260	(173)	(67)
Other noninterest income	55	18	37	NM	152	96	56	58
Net securities gains	1	1	—	—	2	1,974	(1,972)	(100)
Total noninterest income	814	1,015	(201)	(20)	3,214	5,373	(2,159)	(40)
NONINTEREST EXPENSE
Employee compensation and benefits	723	738	(15)	(2)	2,901	3,077	(176)	(6)
Net occupancy expense	87	91	(4)	(4)	348	359	(11)	(3)
Outside processing and software	191	183	8	4	746	710	36	5
Equipment expense	45	48	(3)	(6)	181	188	(7)	(4)
Marketing and customer development	40	50	(10)	(20)	135	184	(49)	(27)
Amortization/impairment of intangible assets/goodwill	5	7	(2)	(29)	23	46	(23)	(50)
Net loss on extinguishment of debt	—	1	(1)	(100)	—	16	(16)	(100)
Operating losses	42	77	(35)	(45)	503	277	226	82
FDIC premium/regulatory exams	41	54	(13)	(24)	181	233	(52)	(22)
Other noninterest expense	203	261	(58)	(22)	862	1,233	(371)	(30)
Total noninterest expense	1,377	1,510	(133)	(9)	5,880	6,323	(443)	(7)
INCOME BEFORE PROVISION FOR INCOME TAXES	549	423	126	30	1,634	2,757	(1,123)	(41)
Provision for income taxes	122	62	60	97	273	773	(500)	(65)
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	427	361	66	18	1,361	1,984	(623)	(31)
Net income attributable to noncontrolling interest	1	5	(4)	(80)	17	26	(9)	(35)
NET INCOME	$426	$356	$70	20%	$1,344	$1,958	($614)	(31)%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$413	$350	$63	18%	$1,297	$1,931	($634)	(33)%
Net interest income - FTE [2]	1,247	1,276	(29)	(2)	4,980	5,225	(245)	(5)
Net income per average common share
Diluted	0.77	0.65	0.12	18	2.41	3.59	(1.18)	(33)
Basic	0.78	0.66	0.12	18	2.43	3.62	(1.19)	(33)
Cash dividends paid per common share	0.10	0.05	0.05	100	0.35	0.20	0.15	75
Average common shares outstanding (000s)
Diluted	537,921	539,618	(1,697)	—	539,093	538,061	1,032	—
Basic	532,492	535,012	(2,520)	—	534,283	534,149	134	—

1 PIN interchange fees are presented in card fees along with other interchange fee income for the three and twelve months ended December 31, 2013. Previously, these PIN interchange fees were presented in other charges and fees and therefore, for comparative purposes, $20 million and $76 million of PIN interchange fees have been reclassified to card fees for the three and twelve months ended December 31, 2012, respectively.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	December 31	September 30	Increase/(Decrease)		June 30	March 31	December 31
	2013	2013	Amount	% [3]	2013	2013	2012
Interest income	$1,343	$1,339	$4	—%	$1,347	$1,359	$1,396
Interest expense	130	131	(1)	(1)	136	138	150
NET INTEREST INCOME	1,213	1,208	5	—	1,211	1,221	1,246
Provision for credit losses	101	95	6	6	146	212	328
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,112	1,113	(1)	—	1,065	1,009	918
NONINTEREST INCOME
Service charges on deposit accounts	165	168	(3)	(2)	164	160	173
Trust and investment management income	131	133	(2)	(2)	130	124	125
Retail investment services	69	68	1	1	69	61	60
Other charges and fees	92	91	1	1	97	89	97
Investment banking income	96	99	(3)	(3)	93	68	112
Trading income	57	33	24	73	49	42	65
Card fees [1]	79	77	2	3	78	76	78
Mortgage production related income/(loss)	31	(10)	41	NM	133	159	241
Mortgage servicing related income	38	11	27	NM	1	38	45
Other noninterest income	55	10	45	NM	44	44	18
Net securities gains	1	—	1	NM	—	2	1
Total noninterest income	814	680	134	20	858	863	1,015
NONINTEREST EXPENSE
Employee compensation and benefits	723	682	41	6	737	759	738
Net occupancy expense	87	86	1	1	86	89	91
Outside processing and software	191	190	1	1	187	178	183
Equipment expense	45	45	—	—	46	45	48
Marketing and customer development	40	34	6	18	31	30	50
Amortization of intangible assets	5	6	(1)	(17)	6	6	7
Net loss on extinguishment of debt	—	—	—	—	—	—	1
Operating losses	42	350	(308)	(88)	72	39	77
FDIC premium/regulatory exams	41	45	(4)	(9)	41	54	54
Other noninterest expense	203	305	(102)	(33)	191	163	261
Total noninterest expense	1,377	1,743	(366)	(21)	1,397	1,363	1,510
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	549	50	499	NM	526	509	423
Provision/(benefit) for income taxes	122	(146)	268	NM	146	151	62
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	427	196	231	NM	380	358	361
Net income attributable to noncontrolling interest	1	7	(6)	(86)	3	6	5
NET INCOME	$426	$189	$237	NM	$377	$352	$356
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$413	$179	$234	NM	$365	$340	$350
Net interest income - FTE [2]	1,247	1,240	7	1	1,242	1,251	1,276
Net income per average common share
Diluted	0.77	0.33	0.44	NM	0.68	0.63	0.65
Basic	0.78	0.33	0.45	NM	0.68	0.64	0.66
Cash dividends paid per common share	0.10	0.10	—	—	0.10	0.05	0.05
Average common shares outstanding (000s)
Diluted	537,921	538,850	(929)	—	539,763	539,862	539,618
Basic	532,492	533,829	(1,337)	—	535,172	535,680	535,012

1 PIN interchange fees are presented along with other interchange fee income in card fees for the four quarters in 2013. Previously, these PIN interchange fees were presented in other charges and fees and therefore, for comparative purposes, $20 million of PIN interchange fees have been reclassified to card fees for the three months ended December 31, 2012.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	December 31		Increase/(Decrease)
	2013	2012	Amount	% [3]
ASSETS
Cash and due from banks	$4,258	$7,134	($2,876)	(40)%
Federal funds sold and securities borrowed or purchased under agreements to resell	983	1,101	(118)	(11)
Interest-bearing deposits in other banks	22	22	—	—
Trading assets and derivatives [1]	5,040	6,227	(1,187)	(19)
Securities available for sale	22,542	21,953	589	3
Loans held for sale	1,699	3,399	(1,700)	(50)
Loans held for investment:
Commercial and industrial	57,974	54,048	3,926	7
Commercial real estate	5,481	4,127	1,354	33
Commercial construction	855	713	142	20
Residential mortgages - guaranteed	3,416	4,252	(836)	(20)
Residential mortgages - nonguaranteed	24,412	23,389	1,023	4
Residential home equity products	14,809	14,805	4	—
Residential construction	553	753	(200)	(27)
Consumer student loans - guaranteed	5,545	5,357	188	4
Consumer other direct	2,829	2,396	433	18
Consumer indirect	11,272	10,998	274	2
Consumer credit cards	731	632	99	16
Total loans held for investment	127,877	121,470	6,407	5
Allowance for loan and lease losses	(2,044)	(2,174)	(130)	(6)
Net loans held for investment	125,833	119,296	6,537	5
Goodwill	6,369	6,369	—	—
Other intangible assets	1,334	956	378	40
Other real estate owned	170	264	(94)	(36)
Other assets	7,085	6,721	364	5
Total assets [2]	$175,335	$173,442	$1,893	1%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$38,800	$39,481	($681)	(2)%
Interest-bearing consumer and commercial deposits:
NOW accounts	28,164	27,617	547	2
Money market accounts	41,873	42,846	(973)	(2)
Savings	5,842	5,314	528	10
Consumer time	8,475	9,569	(1,094)	(11)
Other time	4,581	5,353	(772)	(14)
Total consumer and commercial deposits	127,735	130,180	(2,445)	(2)
Brokered time deposits	2,024	2,136	(112)	(5)
Total deposits	129,759	132,316	(2,557)	(2)
Funds purchased	1,192	617	575	93
Securities sold under agreements to repurchase	1,759	1,574	185	12
Other short-term borrowings	5,788	3,303	2,485	75
Long-term debt	10,700	9,357	1,343	14
Trading liabilities and derivatives [1]	1,181	1,176	5	—
Other liabilities	3,534	4,114	(580)	(14)
Total liabilities	153,913	152,457	1,456	1
SHAREHOLDERS' EQUITY
Preferred stock, no par value	725	725	—	—
Common stock, $1.00 par value	550	550	—	—
Additional paid in capital	9,115	9,174	(59)	(1)
Retained earnings	11,936	10,817	1,119	10
Treasury stock, at cost, and other	(615)	(590)	25	4
Accumulated other comprehensive (loss)/income	(289)	309	(598)	NM
Total shareholders' equity	21,422	20,985	437	2
Total liabilities and shareholders' equity	$175,335	$173,442	$1,893	1%

Common shares outstanding	536,097	538,959	(2,862)	(1)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	7	7	—	—
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	13,824	10,962	2,862	26
1 Certain derivative assets of $37 million and derivative liabilities of $49 million are presented in trading assets and derivatives and trading liabilities and derivatives, respectively, at December 31, 2013. Previously, these derivative assets and liabilities were presented in other assets and other liabilities, respectively. For comparative purposes, $178 million of derivative assets and $15 million of derivative liabilities have been reclassified to trading assets and derivatives and trading liabilities and derivatives, respectively, at December 31, 2012.
2 Includes earning assets of $156,978 and $151,223 at December 31, 2013 and 2012, respectively.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	December 31	September 30	Increase/(Decrease)		June 30	March 31	December 31
	2013	2013	Amount	%	2013	2013	2012
ASSETS
Cash and due from banks	$4,258	$3,041	$1,217	40%	$3,027	$4,787	$7,134
Federal funds sold and securities borrowed or purchased under agreements to resell	983	1,222	(239)	(20)	1,111	1,154	1,101
Interest-bearing deposits in other banks	22	23	(1)	(4)	21	21	22
Trading assets and derivatives [1]	5,040	5,794	(754)	(13)	6,076	6,371	6,227
Securities available for sale	22,542	22,626	(84)	—	23,389	23,823	21,953
Loans held for sale	1,699	2,462	(763)	(31)	3,647	3,193	3,399
Loans held for investment:
Commercial and industrial	57,974	55,943	2,031	4	55,070	54,343	54,048
Commercial real estate	5,481	4,755	726	15	4,308	4,261	4,127
Commercial construction	855	737	118	16	667	634	713
Residential mortgages - guaranteed	3,416	3,527	(111)	(3)	3,622	3,930	4,252
Residential mortgages - nonguaranteed	24,412	24,106	306	1	23,341	23,051	23,389
Residential home equity products	14,809	14,826	(17)	—	14,682	14,617	14,805
Residential construction	553	582	(29)	(5)	635	683	753
Consumer student loans - guaranteed	5,545	5,489	56	1	5,431	5,275	5,357
Consumer other direct	2,829	2,670	159	6	2,483	2,387	2,396
Consumer indirect	11,272	11,035	237	2	11,151	11,009	10,998
Consumer credit cards	731	670	61	9	641	614	632
Total loans held for investment	127,877	124,340	3,537	3	122,031	120,804	121,470
Allowance for loan and lease losses	(2,044)	(2,071)	(27)	(1)	(2,125)	(2,152)	(2,174)
Net loans held for investment	125,833	122,269	3,564	3	119,906	118,652	119,296
Goodwill	6,369	6,369	—	—	6,369	6,369	6,369
Other intangible assets	1,334	1,287	47	4	1,244	1,076	956
Other real estate owned	170	196	(26)	(13)	198	224	264
Other assets	7,085	6,488	597	9	6,558	6,765	6,721
Total assets [2]	$175,335	$171,777	$3,558	2%	$171,546	$172,435	$173,442
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$38,800	$39,006	($206)	(1)%	$37,999	$38,593	$39,481
Interest-bearing consumer and commercial deposits:
NOW accounts	28,164	25,495	2,669	10	26,106	26,736	27,617
Money market accounts	41,873	43,106	(1,233)	(3)	41,684	42,231	42,846
Savings	5,842	5,778	64	1	5,819	5,769	5,314
Consumer time	8,475	8,742	(267)	(3)	9,050	9,281	9,569
Other time	4,581	4,734	(153)	(3)	4,930	5,125	5,353
Total consumer and commercial deposits	127,735	126,861	874	1	125,588	127,735	130,180
Brokered time deposits	2,024	2,022	2	—	2,006	2,080	2,136
Foreign deposits	—	—	—	—	25	100	—
Total deposits	129,759	128,883	876	1	127,619	129,915	132,316
Funds purchased	1,192	934	258	28	420	605	617
Securities sold under agreements to repurchase	1,759	1,574	185	12	1,869	1,854	1,574
Other short-term borrowings	5,788	4,479	1,309	29	5,825	4,169	3,303
Long-term debt	10,700	9,985	715	7	9,818	9,331	9,357
Trading liabilities and derivatives [1]	1,181	1,346	(165)	(12)	1,310	1,376	1,176
Other liabilities	3,534	3,506	28	1	3,678	3,991	4,114
Total liabilities	153,913	150,707	3,206	2	150,539	151,241	152,457
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	725	725	—	—	725	725	725
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid in capital	9,115	9,117	(2)	—	9,126	9,132	9,174
Retained earnings	11,936	11,573	363	3	11,447	11,133	10,817
Treasury stock, at cost, and other	(615)	(579)	36	6	(558)	(531)	(590)
Accumulated other comprehensive (loss)/income	(289)	(316)	27	9	(283)	185	309
Total shareholders’ equity	21,422	21,070	352	2	21,007	21,194	20,985
Total liabilities and shareholders’ equity	$175,335	$171,777	$3,558	2%	$171,546	$172,435	$173,442

Common shares outstanding	536,097	537,549	(1,452)	—%	538,653	540,187	538,959
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	7	7	—	—	7	7	7
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	13,824	12,372	1,452	12	11,268	9,734	10,962
1 Certain derivative assets of $37 million and derivative liabilities of $49 million are presented in trading assets and derivatives and trading liabilities and derivatives, respectively, at December 31, 2013. Previously, these derivative assets and liabilities were presented in other assets and other liabilities, respectively. For comparative purposes, $63 million, $252 million, $121 million, and $178 million of derivative assets and $82 million, $134 million, $28 million, and $15 million of derivative liabilities have been reclassified to trading assets and derivatives and trading liabilities and derivatives at September 30, 2013, June 30, 2013, March 31, 2013, and December 31, 2012, respectively.
2 Includes earning assets of $156,978, $154,849, $154,430, $152,783, and $151,223 at December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013, and December 31, 2012, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended						Increase/(Decrease) From
	December 31, 2013			September 30, 2013			Sequential Quarter		Prior Year Quarter
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$56,208	$545	3.85%	$54,666	$535	3.88%	$1,542	(0.03)	$3,580	(0.49)
Commercial real estate	5,071	39	3.07	4,615	37	3.18	456	(0.11)	843	(0.59)
Commercial construction	809	7	3.29	704	6	3.38	105	(0.09)	108	(0.34)
Residential mortgages - guaranteed	3,470	24	2.81	3,526	28	3.14	(56)	(0.33)	(1,136)	0.32
Residential mortgages - nonguaranteed	23,892	241	4.04	23,258	238	4.09	634	(0.05)	975	(0.28)
Home equity products	14,623	133	3.60	14,549	133	3.63	74	(0.03)	(16)	(0.06)
Residential construction	494	6	4.69	529	7	4.88	(35)	(0.19)	(165)	(0.32)
Guaranteed student loans	5,512	52	3.76	5,453	52	3.81	59	(0.05)	(261)	(0.02)
Other direct	2,740	30	4.31	2,563	28	4.33	177	(0.02)	392	0.09
Indirect	11,149	93	3.32	11,069	94	3.36	80	(0.04)	266	(0.38)
Credit cards	693	17	9.60	656	16	9.73	37	(0.13)	88	0.10
Nonaccrual	988	6	2.30	1,084	6	2.37	(96)	(0.07)	(612)	0.04
Total loans	125,649	1,193	3.77	122,672	1,180	3.81	2,977	(0.04)	4,062	(0.30)
Securities available for sale:
Taxable	21,995	147	2.67	22,494	140	2.49	(499)	0.18	1,705	0.03
Tax-exempt - FTE [1]	233	3	5.12	243	3	5.16	(10)	(0.04)	(95)	(0.15)
Total securities available for sale	22,228	150	2.70	22,737	143	2.52	(509)	0.18	1,610	0.02
Federal funds sold and securities borrowed or purchased under agreements to resell	871	—	0.02	1,029	—	0.01	(158)	0.01	(109)	(0.06)
Loans held for sale	1,767	17	3.80	3,344	30	3.58	(1,577)	0.22	(2,002)	0.86
Interest-bearing deposits	19	—	0.06	22	—	0.11	(3)	(0.05)	(4)	(0.08)
Interest earning trading assets	4,130	17	1.66	4,446	18	1.64	(316)	0.02	(118)	0.11
Total earning assets	154,664	1,377	3.53	154,250	1,371	3.53	414	—	3,439	(0.22)
Allowance for loan and lease losses	(2,051)			(2,112)			61		187
Cash and due from banks	5,335			3,867			1,468		(2,713)
Other assets	14,321			14,396			(75)		(133)
Noninterest earning trading assets	1,385			1,389			(4)		(689)
Unrealized gains on securities available for sale, net	137			48			89		(810)
Total assets	$173,791			$171,838			$1,953		($719)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$26,504	$4	0.06%	$25,435	$4	0.06%	$1,069	—	$914	(0.02)
Money market accounts	42,756	13	0.12	43,019	13	0.12	(263)	—	304	(0.05)
Savings	5,816	—	0.04	5,802	1	0.04	14	—	585	(0.04)
Consumer time	8,605	24	1.09	8,895	25	1.12	(290)	(0.03)	(1,126)	(0.08)
Other time	4,645	14	1.19	4,830	15	1.26	(185)	(0.07)	(844)	(0.12)
Total interest-bearing consumer and commercial deposits	88,326	55	0.25	87,981	58	0.26	345	(0.01)	(167)	(0.07)
Brokered time deposits	2,008	12	2.37	1,989	12	2.44	19	(0.07)	(144)	(0.34)
Foreign deposits	2	—	—	18	—	0.11	(16)	(0.11)	(112)	(0.17)
Total interest-bearing deposits	90,336	67	0.30	89,988	70	0.31	348	(0.01)	(423)	(0.08)
Funds purchased	681	—	0.09	505	—	0.09	176	—	(130)	(0.02)
Securities sold under agreements to repurchase	1,957	1	0.11	1,885	1	0.13	72	(0.02)	289	(0.10)
Interest-bearing trading liabilities	627	4	2.75	720	5	2.58	(93)	0.17	(92)	0.63
Other short-term borrowings	5,424	4	0.27	5,222	3	0.27	202	—	367	(0.05)
Long-term debt	10,525	54	2.04	9,891	52	2.06	634	(0.02)	34	(0.03)
Total interest-bearing liabilities	109,550	130	0.47	108,211	131	0.48	1,339	(0.01)	45	(0.07)
Noninterest-bearing deposits	39,134			38,637			497		(280)
Other liabilities	3,336			3,486			(150)		(986)
Noninterest-bearing trading liabilities	520			477			43		(119)
Shareholders’ equity	21,251			21,027			224		621
Total liabilities and shareholders’ equity	$173,791			$171,838			$1,953		($719)
Interest Rate Spread			3.06%			3.05%		0.01		(0.15)
Net Interest Income - FTE [1]		$1,247			$1,240
Net Interest Margin [2]			3.20%			3.19%		0.01		(0.16)

1 The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	June 30, 2013			March 31, 2013			December 31, 2012
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$54,490	$544	4.01%	$53,763	$556	4.20%	$52,628	$575	4.34%
Commercial real estate	4,262	35	3.27	4,092	35	3.50	4,228	39	3.66
Commercial construction	628	5	3.47	663	6	3.75	701	6	3.63
Residential mortgages - guaranteed	3,768	27	2.86	4,079	27	2.62	4,606	29	2.49
Residential mortgages -nonguaranteed	22,470	242	4.30	22,386	238	4.25	22,917	248	4.32
Home equity products	14,358	131	3.65	14,363	129	3.64	14,639	135	3.66
Residential construction	559	8	5.46	615	7	4.61	659	8	5.01
Guaranteed student loans	5,339	50	3.78	5,397	52	3.92	5,773	55	3.78
Other direct	2,434	27	4.41	2,398	26	4.43	2,348	25	4.22
Indirect	11,073	94	3.41	10,996	96	3.53	10,883	101	3.70
Credit cards	617	15	9.80	617	15	9.52	605	14	9.50
Nonaccrual	1,374	9	2.76	1,513	11	2.91	1,600	9	2.26
Total loans	121,372	1,187	3.92	120,882	1,198	4.02	121,587	1,244	4.07
Securities available for sale:
Taxable	22,834	141	2.46	22,209	140	2.53	20,290	134	2.64
Tax-exempt - FTE [1]	263	3	5.18	294	4	5.22	328	4	5.27
Total securities available for sale	23,097	144	2.49	22,503	144	2.57	20,618	138	2.68
Federal funds sold and securities borrowed or purchased under agreements to resell	1,107	—	—	1,092	—	0.04	980	—	0.08
Loans held for sale	3,540	29	3.26	3,752	31	3.29	3,769	28	2.94
Interest-bearing deposits	21	—	0.06	21	—	0.13	23	—	0.14
Interest earning trading assets	4,358	18	1.60	4,221	16	1.53	4,248	16	1.55
Total earning assets	153,495	1,378	3.60	152,471	1,389	3.69	151,225	1,426	3.75
Allowance for loan and lease losses	(2,143)			(2,178)			(2,238)
Cash and due from banks	4,453			4,462			8,048
Other assets	14,346			14,342			14,454
Noninterest earning trading assets	1,699			1,917			2,074
Unrealized gains on securities available for sale, net	687			794			947
Total assets	$172,537			$171,808			$174,510
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$26,015	$4	0.06%	$26,383	$5	0.08%	$25,590	$5	0.08%
Money market accounts	41,850	13	0.13	42,995	15	0.15	42,452	18	0.17
Savings	5,808	1	0.05	5,527	1	0.06	5,231	1	0.08
Consumer time	9,163	26	1.15	9,421	27	1.16	9,731	29	1.17
Other time	5,036	17	1.34	5,245	18	1.37	5,489	18	1.31
Total interest-bearing consumer and commercial deposits	87,872	61	0.28	89,571	66	0.30	88,493	71	0.32
Brokered time deposits	2,038	14	2.54	2,087	13	2.61	2,152	15	2.71
Foreign deposits	37	—	0.13	83	—	0.15	114	—	0.17
Total interest-bearing deposits	89,947	75	0.33	91,741	79	0.35	90,759	86	0.38
Funds purchased	657	—	0.10	716	—	0.11	811	—	0.11
Securities sold under agreements to repurchase	1,879	1	0.13	1,705	1	0.19	1,668	1	0.21
Interest-bearing trading liabilities	751	4	2.29	723	4	2.21	719	4	2.12
Other short-term borrowings	5,422	3	0.24	3,721	3	0.29	5,057	4	0.32
Long-term debt	9,700	53	2.19	9,357	51	2.22	10,491	55	2.07
Total interest-bearing liabilities	108,356	136	0.50	107,963	138	0.52	109,505	150	0.54
Noninterest-bearing deposits	38,707			38,084			39,414
Other liabilities	3,702			4,048			4,322
Noninterest-bearing trading liabilities	500			596			639
Shareholders’ equity	21,272			21,117			20,630
Total liabilities and shareholders’ equity	$172,537			$171,808			$174,510
Interest Rate Spread			3.10%			3.17%			3.21%
Net Interest Income - FTE [1]		$1,242			$1,251			$1,276
Net Interest Margin [2]			3.25%			3.33%			3.36%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Twelve Months Ended
	December 31, 2013			December 31, 2012			Increase/(Decrease)
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$54,788	$2,181	3.98%	$51,228	$2,329	4.55%	$3,560	(0.57)
Commercial real estate	4,513	146	3.24	4,517	165	3.65	(4)	(0.41)
Commercial construction	701	24	3.46	816	31	3.79	(115)	(0.33)
Residential mortgages - guaranteed	3,708	106	2.85	5,589	165	2.96	(1,881)	(0.11)
Residential mortgages - nonguaranteed	23,007	958	4.17	22,621	1,023	4.52	386	(0.35)
Home equity products	14,474	525	3.63	14,962	551	3.68	(488)	(0.05)
Residential construction	549	27	4.91	692	36	5.17	(143)	(0.26)
Guaranteed student loans	5,426	207	3.82	6,863	265	3.87	(1,437)	(0.05)
Other direct	2,535	111	4.37	2,226	97	4.34	309	0.03
Indirect	11,072	377	3.41	10,468	403	3.85	604	(0.44)
Credit cards	646	62	9.66	567	57	10.06	79	(0.40)
Nonaccrual	1,238	33	2.63	2,344	31	1.32	(1,106)	1.31
Total loans	122,657	4,757	3.88	122,893	5,153	4.19	(236)	(0.31)
Securities available for sale:
Taxable	22,383	569	2.54	21,875	640	2.93	508	(0.39)
Tax-exempt - FTE [1]	258	13	5.18	368	20	5.33	(110)	(0.15)
Total securities available for sale	22,641	582	2.57	22,243	660	2.97	398	(0.40)
Federal funds sold and securities borrowed or purchased under agreements to resell	1,024	—	0.02	897	—	0.04	127	(0.02)
Loans held for sale	3,096	107	3.44	3,267	112	3.41	(171)	0.03
Interest-bearing deposits	21	—	0.09	22	—	0.21	(1)	(0.12)
Interest earning trading assets	4,289	69	1.61	4,157	65	1.55	132	0.06
Total earning assets	153,728	5,515	3.59	153,479	5,990	3.90	249	(0.31)
Allowance for loan and lease losses	(2,121)			(2,295)			174
Cash and due from banks	4,530			5,482			(952)
Other assets	14,287			14,854			(567)
Noninterest earning trading assets	1,660			2,184			(524)
Unrealized gains on securities available for sale, net	413			2,430			(2,017)
Total assets	$172,497			$176,134			($3,637)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$26,083	$17	0.07%	$25,155	$23	0.09%	$928	(0.02)
Money market accounts	42,655	54	0.13	42,101	88	0.21	554	(0.08)
Savings	5,740	3	0.05	5,113	5	0.10	627	(0.05)
Consumer time	9,018	102	1.13	10,597	145	1.37	(1,579)	(0.24)
Other time	4,937	64	1.29	5,954	91	1.52	(1,017)	(0.23)
Total interest-bearing consumer and commercial deposits	88,433	240	0.27	88,920	352	0.40	(487)	(0.13)
Brokered time deposits	2,030	51	2.49	2,204	77	3.42	(174)	(0.93)
Foreign deposits	35	—	0.13	51	—	0.17	(16)	(0.04)
Total interest-bearing deposits	90,498	291	0.32	91,175	429	0.47	(677)	(0.15)
Funds purchased	639	1	0.10	798	1	0.11	(159)	(0.01)
Securities sold under agreements to repurchase	1,857	3	0.14	1,602	3	0.18	255	(0.04)
Interest-bearing trading liabilities	705	17	2.45	676	15	2.24	29	0.21
Other short-term borrowings	4,953	13	0.26	6,952	18	0.27	(1,999)	(0.01)
Long-term debt	9,872	210	2.12	11,806	299	2.53	(1,934)	(0.41)
Total interest-bearing liabilities	108,524	535	0.49	113,009	765	0.68	(4,485)	(0.19)
Noninterest-bearing deposits	38,643			37,329			1,314
Other liabilities	3,602			4,348			(746)
Noninterest-bearing trading liabilities	561			953			(392)
Shareholders’ equity	21,167			20,495			672
Total liabilities and shareholders’ equity	$172,497			$176,134			($3,637)
Interest Rate Spread			3.10%			3.22%		(0.12)
Net Interest Income - FTE [1]		$4,980			$5,225
Net Interest Margin [2]			3.24%			3.40%		(0.16)

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended December 31				Twelve Months Ended December 31
			Increase/(Decrease)				Increase/(Decrease)
	2013	2012	Amount	%[4]	2013	2012	Amount	%[4]
CREDIT DATA
Allowance for credit losses - beginning	$2,121	$2,289	($168)	(7)%	$2,219	$2,505	($286)	(11)%
Provision/(benefit) for unfunded commitments	—	(5)	5	100%	5	(3)	8	NM
Provision for loan losses:
Commercial	14	27	(13)	(48)	197	241	(44)	(18)
Residential	60	274	(214)	(78)%	243	1,062	(819)	(77)
Consumer	27	32	(5)	(16)	108	95	13	14
Total provision for loan losses	101	333	(232)	(70)	548	1,398	(850)	(61)
Charge-offs:
Commercial	(43)	(111)	(68)	(61)	(219)	(457)	(238)	(52)
Residential	(102)	(315)	(213)	(68)	(531)	(1,316)	(785)	(60)
Consumer	(30)	(36)	(6)	(17)	(119)	(134)	(15)	(11)
Total charge-offs	(175)	(462)	(287)	(62)	(869)	(1,907)	(1,038)	(54)
Recoveries:
Commercial	18	43	(25)	(58)	66	154	(88)	(57)
Residential	20	10	10	100%	87	31	56	NM
Consumer	9	11	(2)	(18)	38	41	(3)	(7)
Total recoveries	47	64	(17)	(27)	191	226	(35)	(15)
Net charge-offs	(128)	(398)	(270)	(68)	(678)	(1,681)	(1,003)	(60)
Allowance for credit losses - ending	$2,094	$2,219	($125)	(6)%	$2,094	$2,219	($125)	(6)%
Components:
Allowance for loan and lease losses	$2,044	$2,174	($130)	(6)%
Unfunded commitments reserve	50	45	5	11
Allowance for credit losses	$2,094	$2,219	($125)	(6)%
Net charge-offs to average loans (annualized):
Commercial	0.16%	0.46%	(0.30)	(65)%	0.25%	0.53%	(0.28)	(53)%
Residential	0.75	2.75	(2.00)	(73)	1.04	2.82	(1.78)	(63)
Consumer	0.42	0.53	(0.11)	(21)	0.41	0.46	(0.05)	(11)
Total net charge-offs to total average loans	0.40%	1.30%	(0.90)	(69)%	0.55%	1.37%	(0.82)	(60)%
Period Ended
Nonaccrual/nonperforming loans:
Commercial	$247	$294	($47)	(16)%
Residential	712	1,228	(516)	(42)
Consumer	12	25	(13)	(52)
Total nonaccrual/nonperforming loans	971	1,547	(576)	(37)
Other real estate owned (“OREO”)	170	264	(94)	(36)
Other repossessed assets	7	9	(2)	(22)
Nonperforming loans held for sale ("LHFS")	17	37	(20)	(54)
Total nonperforming assets	$1,165	$1,857	($692)	(37)%
Accruing restructured loans	$2,749	$2,501	$248	10%
Nonaccruing restructured loans	391	639	(248)	(39)
Accruing loans past due > 90 days (guaranteed)	1,180	722	458	63
Accruing loans past due > 90 days (non-guaranteed)	48	60	(12)	(20)
Accruing LHFS past due > 90 days	—	1	(1)	(100)
Nonperforming loans to total loans	0.76%	1.27%	(0.51)	(40)%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	0.91	1.52	(0.61)	(40)
Allowance to period-end loans [1,2]	1.60	1.80	(0.20)	(11)
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.72	1.95	(0.23)	(12)
Allowance to nonperforming loans [1,2]	212	142	70	49
Allowance to annualized net charge-offs [1]	4.03x	1.37x	2.66x	NM

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended
	December 31	September 30	Increase/(Decrease)		June 30	March 31	December 31
	2013	2013	Amount	%[4]	2013	2013	2012
CREDIT DATA
Allowance for credit losses - beginning	$2,121	$2,172	($51)	(2)%	$2,205	$2,219	$2,289
Provision/(benefit) for unfunded commitments	—	3	(3)	(100)%	(6)	8	(5)
Provision for loan losses:
Commercial	14	77	(63)	(82)	42	64	27
Residential	60	(6)	66	NM	78	112	274
Consumer	27	21	6	29	32	28	32
Total provision for loan losses	101	92	9	10	152	204	333
Charge-offs:
Commercial	(43)	(52)	(9)	(17)	(64)	(60)	(111)
Residential	(102)	(109)	(7)	(6)	(143)	(178)	(315)
Consumer	(30)	(28)	2	7	(26)	(35)	(36)
Total charge-offs	(175)	(189)	(14)	(7)	(233)	(273)	(462)
Recoveries:
Commercial	18	13	5	38	20	15	43
Residential	20	21	(1)	(5)	24	22	10
Consumer	9	9	—	—	10	10	11
Total recoveries	47	43	4	9	54	47	64
Net charge-offs	(128)	(146)	(18)	(12)	(179)	(226)	(398)
Allowance for credit losses - ending	$2,094	$2,121	($27)	(1)%	$2,172	$2,205	$2,219
Components:
Allowance for loan and lease losses	$2,044	$2,071	($27)	(1)%	$2,125	$2,152	$2,174
Unfunded commitments reserve	50	50	—	—	47	53	45
Allowance for credit losses	$2,094	$2,121	($27)	(1)%	$2,172	$2,205	$2,219
Net charge-offs to average loans (annualized):
Commercial	0.16%	0.26%	(0.10)	(38)%	0.29%	0.32%	0.46%
Residential	0.75	0.82	(0.07)	(9)	1.13	1.48	2.75
Consumer	0.42	0.39	0.03	8	0.34	0.52	0.53
Total net charge-offs to total average loans	0.40%	0.47%	(0.07)	(15)%	0.59%	0.76%	1.30%
Period Ended
Nonaccrual/nonperforming loans:
Commercial	$247	$275	($28)	(10)%	$304	$289	$294
Residential	712	752	(40)	(5)	825	1,157	1,228
Consumer	12	10	2	20	12	21	25
Total nonaccrual/nonperforming loans	971	1,037	(66)	(6)	1,141	1,467	1,547
OREO	170	196	(26)	(13)	198	223	264
Other repossessed assets	7	9	(2)	(22)	8	9	9
Nonperforming LHFS	17	59	(42)	(71)	48	41	37
Total nonperforming assets	$1,165	$1,301	($136)	(10)%	$1,395	$1,740	$1,857
Accruing restructured loans	$2,749	$2,744	$5	—%	$2,781	$2,499	$2,501
Nonaccruing restructured loans	391	406	(15)	(4)	415	655	639
Accruing loans past due > 90 days (guaranteed)	1,180	1,108	72	6	958	767	722
Accruing loans past due > 90 days (non-guaranteed)	48	55	(7)	(13)	47	56	60
Accruing LHFS past due > 90 days	—	—	—	—	1	2	1
Nonperforming loans to total loans	0.76%	0.83%	(0.07)	(8)%	0.94%	1.21%	1.27%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	0.91	1.04	(0.13)	(13)	1.14	1.44	1.52
Allowance to period-end loans [1,2]	1.60	1.67	(0.07)	(4)	1.75	1.79	1.80
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.72	1.80	(0.08)	(4)	1.89	1.93	1.95
Allowance to nonperforming loans [1,2]	212	201	11	5	188	148	142
Allowance to annualized net charge-offs [1]	4.03x	3.58x	0.45x	13	2.97x	2.34x	1.37x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended December 31				Twelve Months Ended December 31
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$21	$831	$44	$896	$38	$921	$58	$1,017
Amortization	(4)	—	(4)	(8)	(21)	—	(18)	(39)
Mortgage servicing rights (“MSRs”) originated	—	92	—	92	—	336	—	336
Fair value changes due to inputs and assumptions	—	45	—	45	—	(112)	—	(112)
Other changes in fair value	—	(68)	—	(68)	—	(241)	—	(241)
Sale of MSRs	—	(1)	—	(1)	—	(5)	—	(5)
Balance, December 31, 2012	$17	$899	$40	$956	$17	$899	$40	$956
Balance, beginning of period	$7	$1,248	$32	$1,287	$17	$899	$40	$956
Amortization	(3)	—	(2)	(5)	(13)	—	(10)	(23)
MSRs originated	—	50	—	50	—	352	—	352
Fair value changes due to inputs and assumptions	—	42	—	42	—	302	—	302
Other changes in fair value	—	(40)	—	(40)	—	(252)	—	(252)
Sale of MSRs	—	—	—	—	—	(1)	—	(1)
Balance, December 31, 2013	$4	$1,300	$30	$1,334	$4	$1,300	$30	$1,334

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
COMMON SHARE ROLLFORWARD (000’s)
Balance, beginning of period	537,549	538,653	540,187	538,959	538,821
Common shares issued/(exchanged) for employee benefit plans, stock option, and restricted stock activity	11	325	130	1,228	138
Repurchase of common stock	(1,463)	(1,429)	(1,664)	—	—
Balance, end of period	536,097	537,549	538,653	540,187	538,959

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31	September 30	June 30	March 31	December 31	December 31
	2013	2013	2013	2013	2012	2013	2012
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net interest income	$1,213	$1,208	$1,211	$1,221	$1,246	$4,853	$5,102
Taxable-equivalent adjustment	34	32	31	30	30	127	123
Net interest income - FTE	1,247	1,240	1,242	1,251	1,276	4,980	5,225
Noninterest income	814	680	858	863	1,015	3,214	5,373
Total revenue - FTE	2,061	1,920	2,100	2,114	2,291	8,194	10,598
Securities gains, net	(1)	—	—	(2)	(1)	(2)	(1,974)
Total revenue - FTE excluding net securities gains [2]	$2,060	$1,920	$2,100	$2,112	$2,290	$8,192	$8,624
Noninterest income	$814	$680	$858	$863	$1,015	$3,214	$5,373
Securities gains, net	(1)	—	—	(2)	(1)	(2)	(1,974)
Noninterest income excluding net securities gains [2]	$813	$680	$858	$861	$1,014	$3,212	$3,399
Return on average common shareholders’ equity	7.99%	3.49%	7.12%	6.77%	6.86%	6.34%	9.56%
Effect of removing average intangible assets, excluding MSRs	3.62	1.61	3.23	3.11	3.18	2.91	4.46
Return on average tangible common shareholders' equity [3]	11.61%	5.10%	10.35%	9.88%	10.04%	9.25%	14.02%
Efficiency ratio [4]	66.82%	90.77%	66.56%	64.46%	65.93%	71.75%	59.67%
Impact of excluding amortization/impairment of intangible assets/goodwill	(0.21)	(0.31)	(0.29)	(0.29)	(0.30)	(0.27)	(0.43)
Tangible efficiency ratio [5]	66.61%	90.46%	66.27%	64.17%	65.63%	71.48%	59.24%

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Total shareholders' equity	$21,422	$21,070	$21,007	$21,194	$20,985
Goodwill, net of deferred taxes of $186 million, $180 million, $174 million, $169 million, and $163 million, respectively	(6,183)	(6,189)	(6,195)	(6,200)	(6,206)
Other intangible assets, net of deferred taxes of $2 million, $2 million, $4 million, $5 million, and $7 million, respectively, and MSRs	(1,332)	(1,285)	(1,240)	(1,071)	(949)
MSRs	1,300	1,248	1,199	1,025	899
Tangible equity	15,207	14,844	14,771	14,948	14,729
Preferred stock	(725)	(725)	(725)	(725)	(725)
Tangible common equity	$14,482	$14,119	$14,046	$14,223	$14,004
Total assets	$175,335	$171,777	$171,546	$172,435	$173,442
Goodwill	(6,369)	(6,369)	(6,369)	(6,369)	(6,369)
Other intangible assets including MSRs	(1,334)	(1,287)	(1,244)	(1,076)	(956)
MSRs	1,300	1,248	1,199	1,025	899
Tangible assets	$168,932	$165,369	$165,132	$166,015	$167,016
Tangible equity to tangible assets [6]	9.00%	8.98%	8.95%	9.00%	8.82%
Tangible book value per common share [7]	$27.01	$26.27	$26.08	$26.33	$25.98

Total loans	$127,877	$124,340	$122,031	$120,804	$121,470
Government guaranteed loans	(8,961)	(9,016)	(9,053)	(9,205)	(9,609)
Loans held at fair value	(302)	(316)	(339)	(360)	(379)
Total loans, excluding government guaranteed and fair value loans	$118,614	$115,008	$112,639	$111,239	$111,482
Allowance to total loans, excluding government guaranteed and fair value loans [8]	1.72%	1.80%	1.89%	1.93%	1.95%

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31	September 30	June 30	March 31	December 31	December 31
	2013	2013	2013	2013	2012	2013	2012
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net income available to common shareholders	$413	$179	$365	$340	$350	$1,297	$1,931
Form 8-K items from the third quarters of 2013 and 2012:
Operating losses related to settlement of certain legal matters	—	323	—	—	—	323	—
Mortgage repurchase provision related to repurchase settlements	—	63	—	—	—	63	—
Provision for unrecoverable servicing advances	—	96	—	—	—	96	—
Securities gains related to sale of The Coca-Cola Company stock	—	—	—	—	—	—	(1,938)
Mortgage repurchase provision	—	—	—	—	—	—	371
Charitable expense related to The Coca-Cola Company stock contribution	—	—	—	—	—	—	38
Provision for credit losses related to nonperforming loan sales	—	—	—	—	—	—	172
Losses on sale of guaranteed loans	—	—	—	—	—	—	92
Valuation losses related to planned sale of Affordable Housing investments	—	—	—	—	—	—	96
Tax (benefit)/expense related to above items	—	(190)	—	—	—	(190)	416
Net tax benefit related to subsidiary reorganization and other	—	(113)	—	—	—	(113)	—
Net income available to common shareholders, excluding the impact of Form 8-K items from the third quarters of 2013 and 2012 [9]	$413	$358	$365	$340	$350	$1,476	$1,178

Net income per average common share, diluted	$0.77	$0.33	$0.68	$0.63	$0.65	$2.41	$3.59
Impact of Form 8-K items from the third quarters of 2013 and 2012	—	0.33	—	—	—	0.33	(1.40)
Net income per average common diluted share, excluding the impact of Form 8-K items from the third quarters of 2013 and 2012 [9]	$0.77	$0.66	$0.68	$0.63	$0.65	$2.74	$2.19

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 SunTrust presents total revenue - FTE excluding net securities gains and noninterest income excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
3 SunTrust presents return on average tangible common shareholders' equity to exclude intangible assets, except for MSRs. The Company believes this measure is useful to investors because, by removing the effect of intangible assets, except for MSRs, (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry who present a similar measure. The Company also believes that removing intangible assets, except for MSRs, is a more relevant measure of the return on the Company's common shareholders' equity.
4 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
5 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
7 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
8 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss better depicts the allowance relative to loans that are covered by it.
9 SunTrust presents net income available to common shareholders and net income per average common diluted share excluding items previously announced on Form 8-Ks filed with the SEC on October 10, 2013 and September 6, 2012. The Company believes this measure is useful to investors because it removes the effect of material items impacting current and prior years' results, allowing a more useful view of normalized operations. Removing these items also allows investors to compare the Company's results to other companies in the industry that may not have had similar items impacting their results.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended December 31 [1]			Twelve Months Ended December 31 [1]
	2013	2012	% Change [2]	2013	2012	% Change
Statements of Income:
Net interest income [3]	$656	$674	(3)%	$2,601	$2,723	(4)%
FTE adjustment	—	—	—	1	—	—
Net interest income - FTE	656	674	(3)	2,602	2,723	(4)
Provision for credit losses [4]	75	181	(59)	362	645	(44)
Net interest income - FTE - after provision for credit losses	581	493	18	2,240	2,078	8
Noninterest income before securities gains/(losses)	373	385	(3)	1,480	1,500	(1)
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	373	385	(3)	1,480	1,500	(1)
Noninterest expense before amortization/impairment of intangible assets/goodwill	709	772	(8)	2,777	3,048	(9)
Amortization/impairment of intangible assets/goodwill	4	6	(33)	20	40	(50)
Total noninterest expense	713	778	(8)	2,797	3,088	(9)
Income - FTE - before provision for income taxes	241	100	NM	923	490	88
Provision for income taxes	89	37	NM	339	180	88
FTE adjustment	—	—	—	1	—	—
Net income including income attributable to noncontrolling interest	152	63	NM	583	310	88
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$152	$63	NM	$583	$310	88

Total revenue - FTE	$1,029	$1,059	(3)	$4,082	$4,223	(3)
Selected Average Balances:
Total loans	$40,886	$40,781	—%	$40,457	$41,823	(3)%
Goodwill	4,262	3,962	8	4,188	3,947	6
Other intangible assets excluding MSRs	26	48	(46)	33	60	(45)
Total assets	45,890	46,135	(1)	45,487	47,024	(3)
Consumer and commercial deposits	84,025	83,689	—	84,107	83,917	—
Performance Ratios:
Efficiency ratio	69.29%	73.46%		68.55%	73.13%
Impact of excluding amortization of intangible assets	(2.15)	(2.85)		(2.41)	(3.37)
Tangible efficiency ratio	67.14%	70.61%		66.14%	69.76%
Other Information (End of Period): [5]
Managed (discretionary) assets	$49,661	$53,327	(7)%
Non-managed assets	54,762	51,603	6
Total assets under administration	104,423	104,930	—
Brokerage assets	43,932	39,396	12
Total assets under advisement	$148,355	$144,326	3

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.

[2]	"NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

[3]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.

[4]	Provision for credit losses represents net charge-offs for the lines of business.

[5]
Reflects the assets under administration/advisement for GenSpring and Private Wealth Management clients and includes a reclassification of $8.7 billion from Managed to Non-managed assets in the prior year related to a change in investment management responsibilities for certain clients, as well as a reclassification of certain assets based on a revised methodology for classifying assets under administration.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended December 31 [1]			Twelve Months Ended December 31 [1]
	2013	2012	% Change	2013	2012	% Change
Statements of Income:
Net interest income [2]	$409	$397	3%	$1,605	$1,538	4%
FTE adjustment	33	29	14	124	119	4
Net interest income - FTE	442	426	4	1,729	1,657	4
Provision for credit losses [3]	11	49	(78)	79	266	(70)
Net interest income - FTE - after provision for credit losses	431	377	14	1,650	1,391	19
Noninterest income before securities gains/(losses)	355	393	(10)	1,290	1,413	(9)
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	355	393	(10)	1,290	1,413	(9)
Noninterest expense before amortization/impairment of intangible assets/goodwill	416	404	3	1,635	1,807	(10)
Amortization/impairment of intangible assets/goodwill	1	1	—	3	3	—
Total noninterest expense	417	405	3	1,638	1,810	(10)
Income - FTE - before provision for income taxes	369	365	1	1,302	994	31
Provision for income taxes	77	80	(4)	271	161	68
FTE adjustment	33	29	14	124	119	4
Net income including income attributable to noncontrolling interest	259	256	1	907	714	27
Less: net income attributable to noncontrolling interest	—	2	(100)	7	16	(56)
Net income	$259	$254	2	$900	$698	29

Total revenue - FTE	$797	$819	(3)	$3,019	$3,070	(2)
Selected Average Balances:
Total loans	$56,375	$51,666	9%	$54,195	$50,741	7%
Goodwill	2,107	2,407	(12)	2,181	2,412	(10)
Other intangible assets excluding MSRs	10	13	(23)	11	14	(21)
Total assets	68,117	64,508	6	66,618	63,782	4
Consumer and commercial deposits	41,270	40,358	2	39,827	38,697	3
Performance Ratios:
Efficiency ratio	52.24%	49.36%		54.27%	58.93%
Impact of excluding amortization of intangible assets	(0.95)	(1.08)		(1.13)	(1.47)
Tangible efficiency ratio	51.29%	48.28%		53.14%	57.46%
Other Information (End of Period): [4]
Managed (discretionary) assets	$45,526	$42,399	7%
Non-managed assets	—	—	—
Total assets under administration	45,526	42,399	7
Total assets under advisement	$45,526	$42,399	7

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.

[2]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.

[3]	Provision for credit losses represents net charge-offs for the lines of business.

[4]	Reflects the assets under administration for Ridgeworth clients.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2013	2012	% Change [1]	2013	2012	% Change [1]
Statements of Income:
Net interest income [2]	$130	$125	4%	$539	$512	5%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	130	125	4	539	512	5
Provision for credit losses [3]	41	168	(76)	238	770	(69)
Net interest income/(loss) - FTE - after provision for credit losses	89	(43)	NM	301	(258)	NM
Noninterest income before securities gains/(losses)	74	240	(69)	402	502	(20)
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	74	240	(69)	402	502	(20)
Noninterest expense before amortization of intangible assets	256	323	(21)	1,503	1,369	10
Amortization of intangible assets	—	—	—	—	—	—
Total noninterest expense	256	323	(21)	1,503	1,369	10
Loss - FTE - before benefit for income taxes	(93)	(126)	(26)	(800)	(1,125)	(29)
Benefit for income taxes	(26)	(60)	(57)	(232)	(429)	(46)
FTE adjustment	—	—	—	—	—	—
Net loss including income attributable to noncontrolling interest	(67)	(66)	2	(568)	(696)	(18)
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net loss	($67)	($66)	2	($568)	($696)	(18)

Total revenue - FTE	$204	$365	(44)	$941	$1,014	(7)
Selected Average Balances:
Total loans	$28,401	$29,093	(2)%	$27,974	$30,288	(8)%
Goodwill	—	—	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—	—	—
Total assets	31,922	34,227	(7)	32,708	35,153	(7)
Consumer and commercial deposits	2,330	3,838	(39)	3,206	3,638	(12)
Performance Ratios:
Efficiency ratio	125.66%	88.46%		159.81%	135.02%
Impact of excluding amortization of intangible assets	—	—		—	—
Tangible efficiency ratio	125.66%	88.46%		159.81%	135.02%
Other Information:
Production Data
Channel mix
Retail	$2,364	$4,301	(45)%	$16,433	$17,182	(4)%
Wholesale	344	1,317	(74)	3,375	5,450	(38)
Correspondent	1,227	2,377	(48)	10,053	9,418	7
Total production	$3,935	$7,995	(51)	$29,861	$32,050	(7)
Channel mix - percent
Retail	60%	54%		55%	54%
Wholesale	9	16		11	17
Correspondent	31	30		34	29
Total production	100%	100%		100%	100%
Purchase and refinance mix
Refinance	$1,823	$6,151	(70)	$19,244	$22,880	(16)
Purchase	2,112	1,844	15	10,617	9,170	16
Total production	$3,935	$7,995	(51)	$29,861	$32,050	(7)
Purchase and refinance mix - percent
Refinance	46%	77%		64%	71%
Purchase	54	23		36	29
Total production	100%	100%		100%	100%

Applications	$5,304	$11,521	(54)	$37,532	$58,015	(35)
Mortgage Servicing Data (End of Period):
Total loans serviced	$136,704	$144,878	(6)%
Total loans serviced for others	106,832	113,243	(6)
Net carrying value of MSRs	1,300	899	45
Ratio of net carrying value of MSRs to total loans serviced for others	1.217%	0.797%

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

[2]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.

3 Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2013	2012	% Change [1]	2013	2012	% Change [1]
Statements of Income:
Net interest income	$18	$50	(64)%	$108	$329	(67)%
FTE adjustment	1	1	—	2	4	(50)
Net interest income - FTE	19	51	(63)	110	333	(67)
Provision for credit losses [2]	(26)	(70)	(63)	(126)	(286)	(56)
Net interest income - FTE - after provision for credit losses	45	121	(63)	236	619	(62)
Noninterest income before securities gains	11	(4)	NM	40	(16)	NM
Securities gains, net	1	1	—	2	1,974	(100)
Total noninterest income	12	(3)	NM	42	1,958	(98)
Noninterest expense before amortization of intangible assets	(9)	4	NM	(58)	53	NM
Amortization of intangible assets	—	—	—	—	3	(100)
Total noninterest expense	(9)	4	NM	(58)	56	NM
Income - FTE - before (benefit)/provision for income taxes	66	114	(42)	336	2,521	(87)
(Benefit)/provision for income taxes	(18)	5	NM	(105)	861	NM
FTE adjustment	1	1	—	2	4	(50)
Net income including income attributable to noncontrolling interest	83	108	(23)	439	1,656	(73)
Less: net income attributable to noncontrolling interest	1	3	(67)	10	10	—
Net income	$82	$105	(22)	$429	$1,646	(74)

Total revenue - FTE	$31	$48	(35)	$152	$2,291	(93)
Selected Average Balances:
Total loans	($13)	$47	NM	$31	$41	(24)%
Securities available for sale	22,107	20,427	8	22,480	22,044	2
Other intangible assets excluding MSRs	—	—	—	—	1	(100)
Total assets	27,862	29,640	(6)	27,684	30,175	(8)
Consumer and commercial deposits	(165)	22	NM	(64)	(3)	NM
Other Information:
Duration of investment portfolio (in years)	4.7	2.2
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	1.0%	2.5%
Instantaneous 200 bp increase in rates over next 12 months	1.8%	4.8%
Instantaneous 25 bp decrease in rates over next 12 months	(0.8)%	(0.8)%

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

[2]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED - SEGMENT TOTALS
(Dollars in millions) (Unaudited)

	Three Months Ended December 31			Twelve Months Ended December 31
	2013	2012	% Change	2013	2012	% Change
Statements of Income:
Net interest income	$1,213	$1,246	(3)%	$4,853	$5,102	(5)%
FTE adjustment	34	30	13	127	123	3
Net interest income - FTE	1,247	1,276	(2)	4,980	5,225	(5)
Provision for credit losses	101	328	(69)	553	1,395	(60)
Net interest income - FTE - after provision for credit losses	1,146	948	21	4,427	3,830	16
Noninterest income before securities gains	813	1,014	(20)	3,212	3,399	(6)
Securities gains, net	1	1	—	2	1,974	(100)
Total noninterest income	814	1,015	(20)	3,214	5,373	(40)
Noninterest expense before amortization/impairment of intangible assets/goodwill	1,372	1,503	(9)	5,857	6,277	(7)
Amortization/impairment of intangible assets/goodwill	5	7	(29)	23	46	(50)
Total noninterest expense	1,377	1,510	(9)	5,880	6,323	(7)
Income - FTE - before provision for income taxes	583	453	29	1,761	2,880	(39)
Provision for income taxes	122	62	97	273	773	(65)
FTE adjustment	34	30	13	127	123	3
Net income including income attributable to noncontrolling interest	427	361	18	1,361	1,984	(31)
Less: net income attributable to noncontrolling interest	1	5	(80)	17	26	(35)
Net income	$426	$356	20	$1,344	$1,958	(31)

Total revenue - FTE	$2,061	$2,291	(10)	$8,194	$10,598	(23)
Selected Average Balances:
Total loans	$125,649	$121,587	3%	$122,657	$122,893	—%
Goodwill	6,369	6,369	—	6,369	6,359	—
Other intangible assets excluding MSRs	36	61	(41)	44	75	(41)
Total assets	173,791	174,510	—	172,497	176,134	(2)
Consumer and commercial deposits	127,460	127,907	—	127,076	126,249	1
Performance Ratios:
Efficiency ratio	66.82%	65.93%		71.75%	59.67%
Impact of excluding amortization of intangible assets	(0.21)	(0.30)		(0.27)	(0.43)
Tangible efficiency ratio	66.61%	65.63%		71.48%	59.24%
Other Information (End of Period):
Assets under administration
Managed (discretionary) assets	$95,187	$95,726	(1)%
Non-managed assets	54,762	51,603	6
Total assets under administration	149,949	147,329	2
Brokerage assets	43,932	39,396	12
Total assets under advisement	$193,881	$186,725	4